Exhibit 99.1

INTRICON REPORTS 2015 FOURTH-QUARTER AND FULL-YEAR RESULTS

Revenue and Margins Posted Strongest Performance in a Decade

ARDEN HILLS, Minn. — February 18, 2016 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its fourth quarter and full year ended December 31, 2015.

Full-year Highlights:

•	Company achieved full-year revenue of $69.7 million and gross margins of 27.2 percent, the highest since rebranding as IntriCon a decade ago;
•	The company delivered sequential quarterly revenue and net income growth throughout 2015;
•	IntriCon embarked on a joint venture (earVenture) with the Academy of Doctors of Audiology and completed its acquisition of PC Werth Limited—both significant initiatives in the value hearing health space to provide high-quality hearing aids at attractive prices to the global markets;
•	IntriCon invested a record $5.2 million in research and development; and,
•	The company launched JD Edwards EnterpriseOne platform, a $2.4 million investment in an integrated applications suite of comprehensive enterprise resource planning software, to further support its global manufacturing and distribution footprint.

Fourth-Quarter Highlights:

•	Net sales increased 8 percent sequentially and 13 percent over the prior-year period;
•	Gross margins of 29.2 percent represent the strongest quarter since the rebranding;
•	The company continued to deliver profitability with net income attributable to shareholders of $810,000 and EPS of $0.13; and
•	Net income attributable to shareholders excluding the impact of PC Werth was $1.2 million, or $0.19 per diluted share (see reconciliation in Non-GAAP Financial Measure below).

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IntriCon Corporation 2015 Fourth-Quarter Results

February 18, 2016

Fourth-Quarter Financial Results

For the 2015 fourth quarter, the company reported net sales of $18.7 million, up from $16.5 million in the prior-year period. Gross profit margins grew to 29.2 percent from 27.1 percent in the prior-year fourth quarter. The gains stemmed primarily from higher overall sales volume. IntriCon posted net income attributable to shareholders of $810,000, or $0.13 per diluted share, compared to net income attributable to shareholders of $360,000, or $0.06 per diluted share, for the 2014 fourth quarter. Included in the 2015 fourth quarter results were $(143,000) of PC Werth-related acquisition costs and a $(265,000) net loss from operations, which totaled a combined $(408,000), or $(0.06) per diluted share.

“We are pleased to report record quarterly results from a net sales and gross margin standpoint, capping off the strongest year for the company for these metrics since rebranding as IntriCon a decade ago,” said Mark S. Gorder, president and chief executive officer. “Additionally, we continued to deliver profitability while focusing on our strategy of developing partnerships with key value hearing health and medical customers. We’re accomplishing this by concentrating resources on building the infrastructure required to secure high-potential growth opportunities, especially in the value hearing health market, as evidenced by our recent acquisition of the assets of PC Werth.”

Full-Year 2015 Financial Results

For the 2015 full year, IntriCon reported net sales of $69.7 million and net income attributable to shareholders of $2.2 million, or $0.36 per diluted share. Net income attributable to shareholders excluding the impact of PC Werth for 2015 would have been $2.6 million, or $0.42 per diluted share (see reconciliation in Non-GAAP Financial Measure below). This compares to 2014 annual net sales of $68.3 million and net income attributable to shareholders of $2.2 million, or $0.37 per diluted share.

Gross profit margins increased to 27.2 percent from 27.1 percent for the full year 2014. Again, the improvement was primarily driven by higher sales volume.

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IntriCon Corporation 2015 Fourth-Quarter Results

February 18, 2016

Business Update

Fourth-quarter hearing health sales remained steady with the prior-year period. During the quarter, IntriCon continued to experience anticipated decreases in conventional channel sales which were offset by gains in targeted value hearing health initiatives, including value hearing aids, personal sound amplifier products (PSAP) and assistive listening devices.

As previously noted, the conventional channel has experienced a trend of continuing market consolidation. As a result, the six large manufacturers now control approximately 98 percent of the global market. However, during this time, market penetration has stagnated as end-consumer prices have risen dramatically.

In early January, the U.S. Food and Drug Administration (FDA) weighed in on low penetration rates with an announcement that highlighted statistics from the National Institute on Deafness and Other Communication Disorders that indicate 37.5 million U.S. adults aged 18 and older report some form of hearing loss. However, only 30 percent of adults over 70 and 16 percent of those aged 20 to 69 who could benefit from wearing hearing aids have ever used them. Based on these statistics, the FDA has reopened the public comment period on draft guidance related to the agency’s premarket requirements for hearing aids and PSAPs; their intent is to consider ways in which regulation can support further penetration into the hearing market.

“We are aligned with the FDA’s efforts to overcome barriers to device access and spur development and innovation in cost-effective technology,” said Gorder. “We believe these factors create the need for the outcomes-based hearing health model we have long discussed. Our value hearing health strategy focuses on this need as we continue to build the infrastructure to secure other notable partners who can help drive the company’s outcomes-based, hearing health offering.

“Both earVenture and PC Werth Limited are testaments to the emerging value channels that we believe have significant growth potential. And they capitalize on IntriCon’s established ability to deliver high-quality devices, while providing access points to directly penetrate the global marketplace. We anticipate these initiatives will drive robust hearing health growth for IntriCon in future quarters.”

Sales in IntriCon’s medical business increased 40 percent in the 2015 fourth quarter compared to the year-ago period, primarily driven by IntriCon’s largest customer, Medtronic. Furthermore, for the 2015 full year IntriCon experienced record Medtronic sales volumes. The gains stemmed from MiniLink REAL-Time Transmitter and related accessories sales, which are incorporated in Medtronic’s MiniMed 530G insulin pump and continuous glucose monitoring system. IntriCon anticipates continued Medtronic revenue strength going forward.

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IntriCon Corporation 2015 Fourth-Quarter Results

February 18, 2016

Fourth-quarter 2015 professional audio communication sales were down 32 percent from the prior-year period. The anticipated decrease was due to the conclusion of the company’s Singapore Government contract in 2014. IntriCon will continue to leverage its core technologies in professional audio communication to support existing customers, as well as seek related hearing health and medical product opportunities.

Looking Ahead

Concluded Gorder, “2015 was a very successful year for IntriCon. We posted the strongest revenue and gross margins since rebranding as IntriCon and made significant progress developing our value hearing health infrastructure, securing new channel partners and advancing our technology portfolio. With clear evidence of an emerging value hearing health market opportunity and new partnerships coming on board, coupled with our strong Medtronic business, we believe we are poised for future growth. As we carry this positive momentum into 2016, we anticipate higher sales for the full year, with our first-quarter revenue consistent with our 2015 fourth quarter—a significant rise over 2015 first-quarter revenue.”

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Thursday, February 18, 2016, beginning at 4 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review fourth-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-877-876-9176 and provide the conference ID number 1040523 to the operator.

A replay of the conference call will be available three hours after the call ends through 7 p.m. CT on Thursday, March 3, 2016. To access the replay, dial 1-888-203-1112 and enter passcode: 1040523.

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IntriCon Corporation 2015 Fourth-Quarter Results

February 18, 2016

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia, United Kingdom and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Non-GAAP Financial Measure

The information above reporting the Company’s net income attributable to shareholders excluding the impact of PC Werth is a non-GAAP financial measure. A reconciliation of net income attributable to shareholders, the most directly comparable GAAP financial measure, to net income attributable to shareholders excluding the impact of PC Werth is set forth below. The Company’s management believes that this non-GAAP financial measure provides meaningful supplemental information regarding the Company’s performance by excluding the effect of this acquisition to allow a more meaningful comparison of the Company’s organic results of operations for both periods.

(in thousands, except per share amounts)	Three Months Ended December 31, 2015	Twelve Months Ended December 31, 2015
Net income attributable to shareholders	$ 810	$ 2,228
PC Werth acquisition costs and net loss from operations	408	408
Net income attributable to shareholders excluding the impact of PC Werth	1,218	2,636
Net income attributable to shareholders per diluted share	0.13	0.36
PC Werth acquisition costs and net loss from operations per diluted share	0.06	0.06
Net income attributable to shareholders per diluted share excluding the impact of PC Werth	0.19	0.42

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2014. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At PadillaCRT:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1709
slongval@intricon.com	matt.sullivan@padillacrt.com

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IntriCon Corporation 2015 Fourth-Quarter Results

February 18, 2016

INTRICON CORPORATION

Consolidated Condensed Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales, net	$18,676	$16,481	$69,739	$68,303
Cost of sales	13,221	12,018	50,736	49,819
Gross profit	5,455	4,463	19,003	18,484

Operating expenses:
Sales and marketing	1,180	884	3,919	3,699
General and administrative	1,954	1,575	7,104	6,462
Research and development	1,350	1,302	5,214	4,832
Restructuring charges	—	—	—	83
Total operating expenses	4,484	3,761	16,237	15,076
Operating income	971	702	2,766	3,408

Interest expense	(82)	(99)	(369)	(461)
Other income (expense)	(278)	34	(261)	(1)
Income from continuing operations before income taxes and discontinued operations	611	637	2,136	2,946

Income tax (benefit) expense	(88)	277	19	428
Income before discontinued operations	699	360	2,117	2,518
Loss on sale of discontinued operations	—	—	—	(120)
Loss from discontinued operations, net of income taxes	—	—	—	(150)
Net Income	699	360	2,117	2,248
Less: Loss allocated to non-controlling interest	(111)	—	(111)	—
Net Income attributable to shareholders	$810	$360	$2,228	$2,248

Basic income per share attributable to shareholders:
Continuing operations	$0.14	$0.06	$0.38	$0.43
Discontinued operations	—	—	—	(0.05)
Net income per share:	$0.14	$0.06	$0.38	$0.39

Diluted income per share attributable to shareholders:
Continuing operations	$0.13	$0.06	$0.36	$0.42
Discontinued operations	—	—	—	(0.04)
Net income per share:	$0.13	$0.06	$0.36	$0.37

Average shares outstanding:
Basic	5,977	5,831	5,907	5,791
Diluted	6,291	6,122	6,241	6,038

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IntriCon Corporation 2015 Fourth-Quarter Results

February 18, 2016

INTRICON CORPORATION

Consolidated Condensed Balance Sheets

(In Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2015	2014
Current assets:
Cash	$369	$328
Restricted cash	610	640
Accounts receivable, less allowance for doubtful accounts of $135 at December 31, 2015 and $120 at December 31, 2014	8,578	7,673
Inventories	14,472	9,983
Other current assets	860	1,013
Total current assets	24,889	19,637

Machinery and equipment	38,653	35,104
Less: Accumulated depreciation	31,911	30,859
Net machinery and equipment	6,742	4,245

Goodwill	9,551	9,194
Investment in partnerships	224	387
Other assets, net	480	498
Total assets	$41,886	$33,961

Current liabilities:
Current maturities of long-term debt	$1,908	$1,886
Accounts payable	7,785	5,954
Accrued salaries, wages and commissions	2,559	2,519
Deferred gain	55	110
Other accrued liabilities	1,279	1,364
Total current liabilities	13,586	11,833

Long-term debt, less current maturities	7,929	4,627
Other postretirement benefit obligations	542	485
Accrued pension liabilities	812	741
Deferred gain	—	55
Other long-term liabilities	120	113
Total liabilities	22,989	17,854
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 5,981 and 5,844 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	5,981	5,844
Additional paid-in capital	17,721	16,939
Accumulated deficit	(4,046)	(6,274)
Accumulated other comprehensive loss	(721)	(402)
Total shareholders’ equity	18,935	16,107
Non-controlling interest	(38)	—
Total equity	18,897	16,107
Total liabilities and equity	$41,886	$33,961

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